Exhibit 23.8

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of BreitBurn Energy Partners L.P. on Form S-8 of our report dated October 31, 2007, relating to the carve out financial statements of Quicksilver Resources Inc. - Northeast Operations (which report expresses an unqualified opinion and includes explanatory paragraphs related to the adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment and the preparation of the carve out financial statements from the separate records maintained by Quicksilver Resources Inc.), appearing in the Current Report on Form 8-K/A of BreitBurn Energy Partners L.P. filed on January 7, 2008.

/s/Deloitte & Touche LLP
Fort Worth, Texas
February 11, 2008